JORDEN BURT BERENSON & JOHNSON LLP
                           Suite 400 East
                 1025 Thomas Jefferson Street, N.W.
                       Washington, D.C.  20007


                            May 30, 1997



   Rydex Series Trust
   6116 Executive Boulevard
   Suite 400
   Rockville, Maryland 20852

        Re:  Rydex Series Trust
             Registration No. 33-59692
             Rule 24f-2 Notice

   Ladies and Gentlemen:

        This opinion is furnished in connection with Rule 24f-2 under the Investment Company Act of 1940, as amended (the
   "1940 Act"). We understand that, pursuant to Rule 24f-2, Rydex Series Trust (the "Trust"), has registered an indefinite number of shares of beneficial interest, no par value per share, of the Trust (the "Shares") under the Securities Act of 1933, as amended. We further understand that, pursuant to the provisions of Rule 24f-2, the Trust is filing with the Securities and Exchange Commission the Notice attached hereto making definite the registration of the Shares sold in reliance upon Rule 24f-2 during the fiscal year ended March 31, 1997.

        In connection with rendering this opinion, we have examined such documents, records, and matters of law as we have deemed necessary and appropriate for purposes of this opinion. We have assumed that all such examined documents are in full force and effect and have not been rescinded or modified. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. W e have assumed, without independent investigation or
   v e rification, the accuracy of all facts set forth in certificates executed by public officials and authorized representatives of the Trust and the accuracy of all facts set forth in oral or written statements made to us.

        We have assumed the validity of all corporate actions represented to us as having been taken. We have also assumed substantial compliance by the Trust and its representatives with all applicable legal requirements to the extent necessary to validate the actions taken or intended to be taken in





   Rydex Series Trust
   May 30, 1997
   Page 2


   connection with the authorization, issuance, classification, designation, and other corporate actions with respect to the Shares described below. This opinion is issued as of the date hereof and is necessarily limited by laws now in effect and facts and circumstances presently brought to our attention and is subject to any change in law or facts reported or occurring subsequent to the date hereof.

        Based upon and subject to the foregoing, we are of the opinion that the Shares, which are the subject of the Notice filed with the Securities and Exchange Commission today, were legally issued, fully paid, and nonassessable.

        We consent to the filing of this opinion with the Notice. This opinion is rendered solely in connection with the Trust's Rule 24f-2 Notice, dated May 30, 1997, and may not be relied upon for any other purpose without our written consent first had and obtained.

                              Very truly yours,

                              /s/JORDEN  BURT  BERENSON & JOHNSON
   LLP

                              JORDEN BURT BERENSON & JOHNSON LLP